AMENDMENT NO. 3 TO SUBADVISORY AGREEMENT

        This AMENDMENT NO. 3 TO SUBADVISORY
AGREEMENT (the "Amendment" is effective as of November
1, 2008 by and between AIG SUNAMERICA ASSET
MANAGEMENT CORP. (formerly known as SunAmerica Asset
Management Corp.), a Delaware corporation (the "Adviser"), and
MASSACHUSETTS FINANCIAL SERVICES COMPANY, a
Delaware corporation (the "Subadviser").

WITNESSETH:

        WHEREAS, the Adviser and SUNAMERICA SERIES
TRUST, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 2000, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

        WHEREAS, the Adviser and Subadviser are parties to that certain Subadvisory Agreement dated January 1, 1999, as amended, with respect to the Trust; and

        WHEREAS, the parties wish to amend the Subadvisory
Agreement as set forth below.

        NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Schedule A to the Subadvisory Agreement is hereby
amended to reflect changes to the subadvisory fee rate for the SunAmerica Series Trust MFS Total Return Portfolio.
Schedule A is also attached hereto.

Portfolio(s)
Annual Fee
(as a percentage of the average
daily net assets the Subadviser
manages in the portfolio)


MFS Total Return Portfolio
0.375% on the first $500 million
0.350% on the next $250 million
0.320% on the next $250 million
0.300% over $1 billion

Subadviser shall managed the MFS Total Return Portfolio assets and shall be compensated as noted above.

2.	Counterparts.	This Amendment may be
executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.	Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not
defined herein shall have the meanings assigned to them in the Subadvisory Agreement.



        IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

AIG SUNAMERICA ASSET MANAGEMENT
CORP.
MASSACHUSETTS FINANCIAL SERVICES
COMPANY


By: /s/ PETER A. HARBECK
Name:	Peter A. Harbeck
Title:	President and Chief Executive Officer
By: /s/ ROBERT J. MANNING
Name:     Robert J. Manning
Title:       President and Chief Executive Officer



SCHEDULE A

Effective November 1, 2008

Portfolio(s)
Annual Fee
(as a percentage of the average
daily net assets the Subadviser
manages in the portfolio)


MFS Massachusetts Investors Trust Portfolio
0.400% on the first $300 million
0.375% on the next $300 million
0.350% on the next $300 million
0.325% on the next $600 million
0.250% over $1.5 billion


MFS Total Return Portfolio
0.375% on the first $500 million
0.350% for the next $250 million
0.320% for the next $250 million
0.300% over $1 billion


Telecom Utility Portfolio
0.375% on the first $250 million
0.325% on the next $500 million
0.300% on the next $750 million
0.250% over $1.5 billion



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